UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2006

JAMESON INNS, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-23256	58-2079583
(State or other jurisdiction of incorporated)	(Commission File Number)	(IRS Employer Identification No.)

41 Perimeter Center East, Suite 400, Atlanta, Georgia	30346
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 481-0305

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Agreement

On May 22, 2006, Jameson Inns, Inc. (the “Company”) entered into a definitive Merger Agreement with Argila, LLC (“Argila”), a Delaware limited liability company affiliated with JER Partners and a wholly owned subsidiary of Argila, pursuant to which that subsidiary would be merged with and into the Company and the Company’s shareholders would receive cash in the amount of $2.97 per share for each outstanding share owned immediately before the effective time of the merger. Holders of outstanding stock options will receive cash payments equal to the difference between their option exercise prices and $2.97 per share for all of the shares subject to the options, to the extent the option exercise prices are below $2.97. It is assumed that the outstanding $35 million of 7.0% Convertible Senior Subordinated Notes due 2010 will be converted into approximately 14,975,379 shares of common stock of the Company before the closing of the merger, including approximately 2,340,000 additional shares issuable upon a change of control transaction under the terms of these notes.

The Company’s board of directors approved the transaction, and intends to recommend to the Company’s shareholders that they adopt the Merger Agreement. The Company’s chief executive officer and its president and chief financial officer and certain of their affiliates have agreed to vote their shares in favor of the merger and against any proposal made in opposition to or in competition with the Merger.

The merger is subject to customary closing conditions, including the approval of a majority of the outstanding Company common shares at a meeting of the Company’s shareholders, and is expected to be completed in the third quarter of 2006.

The Merger Agreement contains limited termination rights and, upon the termination of the Merger Agreement under specified circumstances, the Company may be required to pay Argila a termination fee of up to $5,000,000. The Merger Agreement also includes other representations, warranties and covenants that are customary for transactions of this type.

A copy of the Merger Agreement is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated by reference as though fully set forth herein. The foregoing summary description of the Merger Agreement and the transactions contemplated therein is not intended to be complete and is qualified in its entirety by the complete text of the Merger Agreement.

The Merger Agreement has been included in this Current Report on Form 8-K to provide investors with information regarding its terms. Except for its status as the contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described above, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties.

The Company announced in a press release that, on May 22, 2006, it entered into the Merger Agreement. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit
2.1	Merger Agreement by and among Argila, LLC, Whiskey Merger Corp. and Jameson Inns, Inc. dated May 22, 2006

99.1	Press Release, dated May 22, 2006, of Jameson Inns, Inc. announcing the merger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMESON INNS, INC.
Dated as of May 22, 2006
	By:	Craig R. Kitchin

/ s / Craig R. Kitchin
	Its:	President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Merger Agreement by and among Argila, LLC, Whiskey Merger Corp. and Jameson Inns, Inc. dated May 22, 2006

99.1	Press Release, dated May 22, 2006, of Jameson Inns, Inc. announcing the merger